FORM OF
ASSIGNMENT, ASSUMPTION AND AMENDMENT OF

WARRANT AGREEMENT

THIS ASSIGNMENT, ASSUMPTION AND AMENDMENT OF WARRANT AGREEMENT (this “Agreement”), made as of , 2013, is by and among Azteca Acquisition Corporation, a Delaware corporation (the “Company”), Hemisphere Media Group, Inc., a Delaware corporation (“Parent”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”).

WHEREAS, the Company and the Warrant Agent are parties to that certain Warrant Agreement, dated as of June 29, 2011 and filed with the United States Securities and Exchange Commission on July 6, 2011 (the “Existing Warrant Agreement”), pursuant to which the Company has issued warrants (collectively, the “Warrants”) to purchase 14,666,667 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”);

WHEREAS, the terms of the Warrants are governed by the Existing Warrant Agreement and capitalized terms used herein, but not otherwise defined, shall have the meanings given to such terms in the Existing Warrant Agreement;

WHEREAS, on January 22, 2013, Parent, the Company, Hemisphere Merger Sub I, LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of Parent (“IM Merger Sub”), Hemisphere Merger Sub III, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Cinelatino Merger Sub”), Hemisphere Merger Sub II, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Azteca Merger Sub” and, together with IM Merger Sub and Cinelatino Merger Sub, the “Merger Subsidiaries”), InterMedia Español Holdings, LLC, a Delaware limited liability company (“IM”), and Cine Latino, Inc., a Delaware corporation (“Cinelatino”), entered into an Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”);

WHEREAS, the Merger Agreement provides, among other things, for the merger of Azteca Merger Sub with and into the Company, with the Company surviving (the “Azteca Merger”), pursuant to which, (i) each share of Common Stock issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) (other than (x) any shares of Common Stock to be cancelled pursuant to Section 2.1(b) of the Merger Agreement, (y) any shares of Common Stock redeemed pursuant to the redemption provisions of the Azteca Charter (as defined in the Merger Agreement) and (z) Dissenting Shares (as defined in the Merger Agreement)) will be automatically converted into and will thereafter represent the right to receive one validly issued, fully paid and non-assessable share of Class A common stock, par value $0.0001 per share, of Parent (“Parent Class A Common Stock”) and (ii) each Warrant that is outstanding immediately prior to the Effective Time shall cease to represent a right to acquire shares of Common Stock and shall be converted, at the Effective Time, into a right to acquire shares of Parent Class A Common Stock, on the same contractual terms and conditions as were in effect immediately prior to the Effective Time under the terms of the Existing Warrant Agreement as amended by this Agreement;

WHEREAS, upon consummation of the Merger, as provided in Section 4.4 of the Existing Warrant Agreement, the Warrants will no longer be exercisable for shares of Common Stock but instead will be exercisable (subject to the terms and conditions of the Existing Warrant Agreement as amended hereby) for shares of Parent Class A Common Stock;

WHEREAS, the Board of Directors of the Company has determined that the consummation of the transactions contemplated by the Merger Agreement will constitute a Business Combination (as defined in Section 3.2 of the Existing Warrant Agreement);

WHEREAS, in connection with the Merger, the Company desires to assign all of its right, title and interest in the Existing Warrant Agreement to Parent;

WHEREAS, it is a condition to the closing of the Azteca Merger that, among other things, the Warrantholders Approval (as defined in the Merger Agreement) has been obtained;

WHEREAS, at a duly convened and held Warrantholders Meeting (as defined in the Merger Agreement), the Warrant Amendment (as defined in the Merger Agreement) received the Warrantholders Approval such that, effective upon the Effective Time, each Warrant shall become exercisable for one-half a share of Parent Class A Common Stock with an exercise price of $6.00 per Warrant and each holder of a Warrant shall receive a special distribution of $0.50 per Warrant; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any Registered Holder (as defined in the Existing Warrant Agreement) for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the Company and the Warrant Agent may deem necessary or desirable and that the Company and the Warrant Agent deem shall not adversely affect the interest of the Registered Holders.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Assignment and Assumption; Consent.

1.1 Assignment and Assumption. The Company hereby assigns to Parent all of the Company’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) as of the Effective Time. Parent hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the Effective Time.

1.2 Consent. The Warrant Agent hereby consents to the assignment of the Existing Warrant Agreement by the Company to Parent pursuant to Section 1.1 hereof effective as of the Effective Time, and the assumption of the Existing Warrant Agreement by Parent from the Company pursuant to Section 1.1 hereof effective as of the Effective Time, and to the continuation of the Existing Warrant Agreement in full force and effect from and after the Effective Time, subject at all times to the Existing Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement and this Agreement.

2. Amendment of Existing Warrant Agreement. The Company, Parent and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Section 2, effective as of the Effective Time.

2.1 Preamble. The preamble to the Existing Warrant Agreement is hereby amended by deleting “Azteca Acquisition Corporation” and replacing it with “Hemisphere Media Group, Inc.” As a result thereof, all references to the “Company” in the Existing Warrant Agreement shall be references Hemisphere Media Group, Inc. rather than Azteca Acquisition Corporation.

2.2 Recitals. The recitals in the Existing Warrant Agreement are hereby deleted and replaced in their entirety as follows.

“WHEREAS, Azteca Acquisition Corporation (“Azteca Acquisition”) has entered into that certain Sponsor Warrants Purchase Agreement, dated April 21, 2011, as amended by that certain Amendment No. 1 to the Sponsor Warrants Purchase Agreement, dated June 28, 2011 (as amended, the “Sponsor Warrants Purchase Agreement”), with Azteca Acquisition Holdings, LLC (the “Sponsor”) pursuant to which the Sponsor purchased an aggregate of 4,666,667 warrants of Azteca Acquisition, bearing the legend set forth in Exhibit B hereto (such warrants, together with the Investor Warrants (as defined below), the “Sponsor Warrants”), sold to the Sponsor simultaneously with the closing of the Offering (as defined below); and

WHEREAS, on March 6, 2012, the Sponsor transferred 4,666,667 Sponsor Warrants to Brener International Group, LLC (“BIG”) and on December 7, 2012, BIG transferred 311,111 Sponsor Warrants to Clive Fleissig and 311,111 Sponsor Warrants to Juan Pablo Alban; and

WHEREAS, Azteca Acquisition, the Company, BIG, Clive Fleissig, Juan Pablo Alban, John Engelman, Alfredo E. Ayub, InterMedia Partners VII, L.P., InterMedia Cine Latino, LLC, Cinema Aeropuerto, S.A. de C.V. and James M. McNamara are parties to that certain Equity Restructuring and Warrant Purchase Agreement, dated January 22, 2013 (the “Equity Restructuring and Warrant Purchase Agreement”), pursuant to which BIG, Mr. Fleissig and Mr. Alban contributed an aggregate of 2,333,334 Sponsor Warrants to Azteca Acquisition (which Sponsor Warrants were cancelled by Azteca Acquisition);

WHEREAS, pursuant to the Equity Restructuring and Warrant Purchase Agreement, the Company issued an aggregate of 2,333,334 warrants with substantially the same terms as the Public Warrants (as defined below) to InterMedia Partners VII, L.P., InterMedia Cine Latino, LLC, Cinema Aeropuerto, S.A. de C.V. and James M. McNamara (collectively, the “Investor Warrants”); and

WHEREAS, on July 6, 2011, Azteca Acquisition consummated its initial public offering (the “Offering”) of units of Azteca Acquisition’s equity securities, each such unit comprised of one share of Azteca Acquisition Common Stock (as defined below) and one Public Warrant (as defined below) (the “Units”) and, in connection therewith, issued and delivered 10,000,000 warrants to public investors in the Offering (the “Public Warrants” and, together with the Sponsor Warrants, the “Warrants”), each such Warrant evidencing the right of the holder thereof to purchase one share of common stock of Azteca Acquisition, $.0001 par value per share (“Azteca Acquisition Common Stock”), for $12.00 per share, subject to adjustment as described herein; and

WHEREAS, Azteca Acquisition has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1, No. 333-173687 (the “Registration Statement”) and prospectus (the “Prospectus”), for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the Units, the Public Warrants and Azteca Acquisition Common Stock included in the Units; and

WHEREAS, on , 2013, Azteca Acquisition, the Company and the Warrant Agent entered into an Assignment, Assumption and Amendment of Warrant Agreement (the “Warrant Assumption Agreement”), pursuant to which Azteca Acquisition assigned this Agreement to the Company and the Company assumed this Agreement from Azteca Acquisition; and

WHEREAS, Azteca Acquisition, the Company, Hemisphere Merger Sub I, LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of the Company (“IM Merger Sub”), Hemisphere Merger Sub III, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of the Company (“Cinelatino Merger Sub”), Hemisphere Merger Sub II, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of the Company (“Azteca Merger Sub” and, together with IM Merger Sub and Cinelatino Merger Sub, the “Merger Subsidiaries”), InterMedia Español Holdings, LLC, a Delaware limited liability company (“IM”) and Cine Latino, Inc., a Delaware corporation (“Cinelatino”), are parties to that certain Agreement and Plan of Merger, dated as of January 22, 2013 (as amended from time to time, the “Merger Agreement”) pursuant to which, among other things, each share of Azteca Acquisition Common Stock (other than (x) any shares of Azteca Acquisition Common Stock held by Azteca Acquisition as treasury stock, (y) any shares of Azteca Acquisition Common Stock redeemed pursuant to the redemption provisions of the Azteca Charter (as defined in the Merger Agreement) and (z) Dissenting Shares (as defined in the Merger Agreement)) will be automatically converted into and will thereafter represent the right to receive one validly issued, fully paid and non-assessable share of Class A common stock, par value $0.0001 per share, of the Company (“Company Class A Common Stock”); and

WHEREAS, pursuant to the Merger Agreement and Section 4.4 of this Agreement, each Warrant has been converted into the right to purchase one-half share of Company Class A Common Stock rather than one-half share of Azteca Acquisition Common Stock (in each case, after giving effect to the Warrant Amendment described in the Merger Agreement and approved by the holders of Public Warrants pursuant to Section 9.8 of this Agreement); and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:”

2.3 Detachability of Warrants. Section 2.4 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED.]”

2.4 Warrant Price. Section 3.1 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“3.1 Warrant Price. Each Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Warrant Agreement, to purchase from the Company one-half of the number of shares of Common Stock stated therein, at the price of $6.00 per half share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Warrant Agreement shall mean the price per half a share at which Common Stock may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than twenty (20) Business Days, provided, that the Company shall provide at least twenty (20) days prior written notice of such reduction to Registered Holders of the Warrants and, provided further that any such reduction shall be identical among all of the Warrants.”

2.5 Duration of Warrants. The first sentence of Section 3.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the date that is thirty (30) days after the consummation of the transactions contemplated by the Merger Agreement (a “Business Combination”), and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five (5) years after the date on which the Company completes the Business Combination, (y) the liquidation of the Company, or (z) other than with respect to the Sponsor Warrants, the Redemption Date (as defined below) as provided in Section 6.2 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below with respect to an effective registration statement.”

2.6 Issuance of Shares of Common Stock on Exercise. The last sentence of Section 3.3.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“Subject to Section 4.6 of this Agreement, a Registered Holder of Warrants may exercise its Warrants only for a whole number of shares of Common Stock (i.e., only an even number of Warrants may be exercised at any given time by a Registered Holder). In no event will the Company be required to net cash settle the Warrant exercise.”

2.7 Replacement of Securities Upon Reorganization, etc. Section 4.4 of the Existing Warrant Agreement is hereby amended to delete the following language:

“provided further, however, that if more than 30% of the consideration receivable by the holders of the Common Stock in the applicable event is payable in the form of common stock in the successor entity that is not listed for trading on a national securities exchange or on the OTC Bulletin Board, or is not to be so listed for trading immediately following such event, then the Warrant Price shall be reduced by an amount (in dollars) equal to the quotient of (x) $18.00 (subject to adjustment in accordance with Section 6.1 hereof) minus the Per Share Consideration (as defined below) (but in no event, less than zero), and (y) if the applicable event is announced on or prior to the third anniversary of the closing date of the initial Business Combination, 2; if the applicable event is announced after the third anniversary of the closing date of the initial Business Combination and on or prior to the fourth anniversary of the closing date of the initial Business Combination, 2.5; if the applicable event is announced after the fourth anniversary of the closing date of the initial Business Combination and on or prior to the Expiration Date, 3. “Per Share Consideration” means (i) if the consideration paid to holders of the Common Stock consists exclusively of cash, the amount of such cash per share of Common Stock, and (ii) in all other cases, the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in Common Stock covered by subsection 4.1.1, then such adjustment shall be made pursuant to subsection 4.1.1 or Sections 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.”

2.8 No Fractional Shares. Section 4.6 of the Existing Warrant Agreement is hereby amended and restated in its entirety as follows:

“4.6 No Fractional Shares. Notwithstanding any provision contained in this Warrant Agreement to the contrary, the Company shall not issue fractional shares upon the exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4 after the Effective Time (as defined in the Merger Agreement), the holder of any Warrant would be entitled, upon the exercise of such Warrant (which, for the avoidance of doubt, is required to be exercised only for an even number of Warrants), to receive a fractional interest in a share, the Company shall, upon such exercise, at its option either (i) round up to the nearest whole number, the number of the shares of Common Stock to be issued to such holder or (ii) in lieu of such fractional share interests, pay to such holder an amount in cash equal to the product obtained by multiplying (x) the fractional share interest to which such holder would otherwise be entitled by (y) the Fair Market Value on the exercise date. Solely for purposes of this Section 4.6, “Fair Market Value” shall mean the average last sale price of the Common Stock for the ten (10) trading days ending on the trading day prior to the date on which notice of exercise of the Warrant is sent to the Warrant Agent.”

2.9 Redemption. Section 6.1 of the Existing Warrant Agreement is hereby amended to add at the end thereof the following.

“unless the warrants are subject to exercise on a “cashless basis” pursuant to Section 3.3.1(b).”

2.10 Mandatory Cash Distribution. A new Section 6.5 is added to the Existing Warrant Agreement as follows:

“6.5 Mandatory Cash Distribution. Notwithstanding anything contained in this Agreement to the contrary, at the Effective Time (as defined in the Merger Agreement), each Warrant issued and outstanding immediately prior to the Effective Time shall, automatically and without any action by the Registered Holder thereof, be entitled to receive a cash distribution payable by or at the direction of Parent as soon as reasonably practicable following the Effective Time, but no later than three (3) Business Days following the date on which the Effective Time occurs, in the amount of $0.50.”

2.11 Registration of Common Stock. Section 7.4 of the Existing Warrant Amendment is hereby amended and restated in its entirety as follows:

“7.4 Registration of Common Stock. The Company may, but shall not be required to, file with the Commission a new registration statement for the registration under the Securities Act of the Common Stock issuable upon exercise of the Warrants. If the Company shall elect to file such new registration statement, it shall use its commercially reasonable efforts to take such action as is necessary to register or qualify for sale, in those states in which the Warrants were initially offered by the Company, the Common Stock issuable upon exercise of the Warrants, to the extent an exemption is not available. In such event, the Company shall use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the earlier of (x) the expiration of the Warrants in accordance with the provisions of this Agreement and (y) the date the Company shall determine to suspend such effectiveness or withdraw such registration statement. If the Company shall have filed a new registration statement following the closing of the Business Combination and such registration statement has not been declared effective by the 60th Business Day after the closing of the Business Combination, holders of the Warrants shall have the right, during the period beginning on the 61st Business Day after the closing of the Business Combination and ending upon such registration statement being declared effective by the Commission, and during any other period when the Company shall otherwise not have an effective registration statement covering the Common Stock issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis,” as provided below. If the Company shall not have filed a new registration statement within 30 days following the closing of the Business Combination, holders of the Warrants shall have the right, beginning on the 31st day following the closing of the Business Combination, to exercise such Warrants on a “cashless basis,” as provided below. Holders may exercise warrants on a “cashless basis” by exchanging the Warrants (in accordance with Section 3(a)(9) of the Act or another exemption) for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the Warrant Price and the Fair Market Value (as defined below) by (y) the Fair Market Value. Solely for purposes of this Section 7.4, “Fair Market Value” shall mean the volume weighted average price of the Common Stock as reported during the ten trading day period ending on the trading day prior to the date that notice of exercise is received by the Warrant Agent from the holder of such Warrants or its securities broker or intermediary. The date that notice of cashless exercise is received by the Warrant Agent shall be conclusively determined by the Warrant Agent. The Company shall provide the Warrant Agent with an opinion of counsel for the Company (which shall be an outside law firm with securities law experience) stating that (i) the exercise of the Warrants on a cashless basis in accordance with this Section 7.4 is not required to be registered under the Securities Act and (ii) the Common Stock issued upon such exercise shall be freely tradable under the United States federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act) of the Company and , accordingly, shall not be required to bear a restrictive legend. If, by reason of any exercise of warrants on a “cashless basis”, the holder of any Warrant would be entitled, upon the exercise of such Warrant (which, for the avoidance of doubt, is required to be exercised only for an even number of Warrants), to receive a fractional interest in a share, the Company shall, upon such exercise, at its option either (i) round up to the nearest whole number, the number of the shares of Common Stock to be issued to such holder or (ii) in lieu of such fractional share interests, pay to such holder an amount in cash equal to the product obtained by multiplying (x) the fractional share interest to which such holder would otherwise be entitled by (y) the Fair Market Value on the exercise date.”

3. Miscellaneous Provisions.

3.1 Effectiveness of Warrant. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the Azteca Merger (as defined in the Merger Agreement) and shall automatically be terminated and shall be null and void if the Merger Agreement shall be terminated for any reason.

3.2 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company, Parent or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

3.3 Applicable Law. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

3.4 Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

3.5 Effect of Headings. The section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the interpretation thereof.

3.6 Severability. This Warrant Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Warrant Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Warrant Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

3.7 Entire Agreement. The Existing Warrant Agreement, as modified by this Agreement, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

AZTECA ACQUISITION CORPORATION
By:
Name:
Title:
HEMISPHERE MEDIA GROUP, INC.
By:
Name:
Title:
CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent
By:
Name:
Title:

[Signature Page to Assignment, Assumption and Amendment of Warrant Agreement]